EXHIBIT 12

       UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                       For the Six Months
                                                                         Ended June 30
                                                                      -------------------
Dollars in millions                                                      1994      1993
- ------------------------------------------------------------------------------------------
Earnings before cumulative effect of accounting changes                  $104      $229
Provision for income taxes                                                 97       181
                                                                         ----      ----
Earnings subtotal                                                         201       410

Fixed charges included in earnings:
Interest expense                                                          141       157
Interest portion of rentals                                                28        31
                                                                         ----      ----
Subtotal                                                                  169       188

Earnings available before fixed charges                                  $370      $598
                                                                        =====     =====

Fixed charges:
Fixed charges included in earnings                                       $169      $188
Capitalized interest                                                       18        17
                                                                        -----     -----
Total fixed charges                                                      $187      $205
                                                                        =====     =====

Ratio of earnings to fixed charges                                        2.0       2.9
